Exhibit 10.2

Performance Share Agreement

This Performance Share Agreement (this “Award Agreement”), dated as of ___________, 20__ (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”), is being entered into pursuant to Article IX of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).  The meaning of capitalized terms that are not defined in this Award Agreement may be found in the Plan.

The Company and the Participant hereby agree as follows:

Section 1.    Confirmation of Grant.  Subject to the terms of this Award Agreement, the Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of Performance Shares representing the right to receive ______ Shares, which represents the number of Shares that would be earned under Section 2 of this Award Agreement if the Performance Goal set forth in Section 2 is achieved “at target” (the “Target Number of Shares”), as adjusted (i.e., increased or decreased) pursuant to Section 2 of this Award Agreement.  Such performance shares are allocated 50% and 50%, to Cumulative Adjusted Earnings per Share (“EPS”) and Cumulative Revenue pursuant to Section 2 of this award agreement.  This Award Agreement is entered into pursuant to, and the terms of the Performance Shares are subject to, the terms of the Plan.  If there is any conflict between this Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 2.    Vesting and Forfeiture.  So long as the Performance Goals, which are Cumulative Adjusted EPS (as defined below) and Cumulative Revenue,  are met or exceeded for the three-year Performance Cycle beginning January 1, 20__ and ending December 31, 20__, the Performance Shares shall vest on the last day of the Performance Cycle (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any Subsidiary through the Vesting Date, based on the following vesting formula:  the number of Performance Shares that vests on the Vesting Date will be determined by (i) multiplying the Target Number of Shares plus the number of additional Target Dividend Shares credited to the Participant pursuant to Section 5 of this Award Agreement by (ii)  the “Payout Multiple” derived from the chart below, with linear interpolation between the Cumulative Adjusted EPS achievement Performance Multiple and the Cumulative Revenue Performance Multiple with the corresponding Payout Multiple:

Cumulative Adjusted EPS for the Performance Cycle	Performance Multiple	Performance Level	Payout Multiple
<xxx	0%		0%
$xxx	50%	Threshold	50%
$xxx	95 - 105%	Target	100%
≥$xxx	125%	Maximum	200%

Cumulative Revenue for the Performance Cycle	Performance Multiple	Performance Level	Payout Multiple
<xxx	0%		0%
$xxx	50%	Threshold	50%
$xxx	95 - 105%	Target	100%
≥$xxx	125%	Maximum	200%

For purposes of the forgoing chart, the Cumulative Adjusted EPS means the sum of Adjusted EPS (positive or negative) for each fiscal year during the Performance Cycle and Cumulative Revenue means the sum of revenue for each fiscal year during the Performance Cycle.  The performance multiple described above will be subject to a Total Shareholder Return (“TSR”) modifier as described below. The determination of the number of Performance Shares that vest will be certified by the Administrator as soon as reasonably practicable following the Vesting Date, but in no event later than 30 business days following the release of earnings by the Company for the Company’s 20__ fiscal year.

Adjusted EPS is calculated as Adjusted Earnings divided by the Adjusted Share Count.

Adjusted Earnings is defined as income (loss) from continuing operations before: amortization expense;  impairment of software and other related costs; impairment of intangible assets of any kind; non-cash impairment of property and equipment, goodwill or intangible assets (including non-cash asset impairment charges of any kind) or intangible assets of any kind; restructuring charges; loss on extinguishment of debt; income and expense resulting from unusual or infrequent items as determined under accounting principles generally accepted in the United States of America; the cumulative effects of accounting and tax law changes; acquisition related costs; and the tax impact of all of the aforementioned adjustments.

Adjusted Earnings or the Performance Goals, as applicable, shall be adjusted for acquisitions pursuant to the Acquisition Rules outlined on Exhibit A.

Adjusted Share Count is defined as the diluted weighted-average common shares outstanding as disclosed in the Company’s Annual Report on Form 10-K for each fiscal year, as adjusted to include planned cumulative share repurchases during the Performance Cycle as contemplated by the Company’s Compensation Committee on the date of grant.

Interest Expense is defined as interest expense as disclosed in the Company’s 10-K each year, as adjusted to include our planned debt paydown from the sale of retained shares of frontdoor, inc. during the Performance Cycle as contemplated by the Company’s Compensation Committee on the date of the grant.

Total Shareholder Return (“TSR”) Modifier is defined as the adjustment to the payout multiplier calculated for the Cumulative Adjusted EPS and Cumulative Revenue measures, based on the comparison of the Company’s TSR to the TSR of the Company’s Peer Group for the Performance Cycle. The payout multiplier calculated for the Cumulative Adjusted EPS and Cumulative Revenue measures will be increased by 20 percentage points if the Company’s TSR exceeds the 75th percentile of the TSR of the Peer Group or will be decreased by 20 percentage points if the Company’s TSR is below the 25th percentile of the TSR of the Peer Group. In no case will the total payout exceed 220% of the target payout.

Peer Companies means the list of companies appearing in Exhibit B of this Agreement. In the event of a merger, acquisition, or other similar business combination of a Peer Company during the Performance Period where the Peer Company is not the surviving entity or a Peer Company is taken private or is no longer publicly traded in the United States during the Performance Period, the company shall no longer be a Peer Company. In the event of a bankruptcy, liquidation, or dissolution of a Peer Company or a Peer Company otherwise ceases to conduct operations during the Performance Period, its 3-Year TSR shall be deemed to be -100%.

Any Performance Shares that do not become vested as of the Vesting Date shall be forfeited.

Section 3.    Effect of a Change in Control.    Unless otherwise determined by the Administrator, no cancellation, acceleration of vesting or other payment shall occur with respect to any PSU in connection with a Change in Control occurring prior to the end of the performance cycle, if the Administrator reasonably determines prior to the Change in Control that the Employee shall receive an “Alternative Award” meeting the requirements of the Plan; provided, however, that if within two years following a Change in Control, the Employee's employment is involuntarily (other than for Cause) terminated or the Employee resigns with Good Reason (as defined below), at a time prior to the end of the second year of the performance cycle and when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full at the “Target” level performance and, at a time after the second year of the performance cycle, but prior to the vesting date, the unvested portion of such Alternative Award shall immediately vest in full at the actual performance level, if that can be reasonably determined, otherwise at the “Target” level performance, such Employee shall be provided with either cash or marketable stock equal to the fair market value of the stock subject to the Alternative Award on the date of termination.

(a)    Good Reason means, without the Employee’s written consent, the    occurrence of any of the following events:

i.    The reduction in any material respect in the Employee’s position(s), authorities or responsibilities that they had with the Company immediately prior to the time of the Change in Control;

ii.    A material reduction in Employee’s annual rate of base salary, annual target cash bonus opportunity or annual target long-term incentive opportunity, each in effect as of immediately prior to the date of the Change in Control; or

iii.    A material change in the location of Employee’s location of work which will be at least more than 50 miles from their place at work at the Company immediately prior to the date of the Change in Control.

If the Employee determines that Good Reason exists, the Employee must notify the Company in writing, within ninety (90) days following the initial existence of such grounds that the Employee determines constitutes Good Reason, or else such event shall not constitute Good Reason under the terms of the Employee’s employment.  If the Company remedies such event within thirty (30) days following receipt of such notice, the Employee may not terminate employment for Good Reason as a result of such event (the “Cure Period”).  In the event the Company does not timely remedy such event, the Employee must terminate his employment ninety (90) days following the end of the Cure Period.

Section 4.    Effect of Termination of Employment.  Upon termination of the Participant’s employment with the Company and its Subsidiaries for any reason prior to the Vesting Date, the Performance Shares evidenced by this Award Agreement shall be forfeited, provided that if the Participant’s employment is terminated in a Special Termination (i.e., by reason of the Participant’s death or Disability) prior to the Vesting Date, then the Participant’s Performance Shares evidenced by this Award Agreement shall become vested as to the number of such Performance Shares that would have vested at the “Target” Performance Level indicated in Section 2, multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the performance cycle through the date of the Special Termination and the denominator of which is the number of days in the Performance Cycle. The Participant, or the Participant’s estate or beneficiary, shall receive one Share in respect of each such vested Performance Share within 90 days following the date of the Special Termination.

Section 5.    Dividend Equivalents.  If the Company pays any cash dividend or similar cash distribution on the Company Common Stock, the Company shall not credit to the Participant any additional number of Performance Shares.

Section 6.    Settlement.  Except as otherwise provided in Article XIV of the Plan and in Section 4, promptly following the date on which the number of Performance Shares that vest is certified by the Administrator pursuant to Section 2 of this Award Agreement, but in any event during the Company’s 2019 fiscal year, the Participant shall receive one Share in respect of each such vested Performance Share.

Section 7.    Miscellaneous

(a)    Restrictive Covenants.  In consideration of the grant of the Performance Shares, during the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) and for a period of twelve (12) months following the termination of the Participant’s employment (whether such termination is initiated by the Participant or the Participant’s employer),  the Participant shall not (i) become employed by, operate or provide services to any business or other entity that competes with the Company Group; (ii) solicit or sell any product or service in competition with the Company Group to any person, business or other entity that is a customer of the Company Group; (iii) interfere with the Company Group’s relations with any of its customers, franchisees, subcontractors, consultants, vendors or business partners; or (iv) induce or encourage any Company Group employee to leave his/her position or to seek employment or association with any person or entity other than the Company Group.  This Award Agreement is in addition to and does not supersede any other agreements between the Participant and the Company Group prohibiting competition with the Company Group.

(b)    Dispute Resolution.  Any dispute or controversy between the Participant and any member of the Company Group, whether arising out of or relating to this Award Agreement, the breach of this Award Agreement, or otherwise, shall be resolved in accordance with the ServiceMaster We Listen Dispute Resolution Plan then in effect.  Notwithstanding the foregoing, the Participant agrees that the members of the Company Group may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the restrictive covenants in Section 7(a) of this Award Agreement.

(c)    Incorporation of Forfeiture Provisions.  The Participant acknowledges and agrees that, pursuant to the Plan, the Participant shall be subject to the Company’s Clawback Policy and any generally applicable disgorgement or forfeiture provisions set forth in Article XIII of the Plan as of the date of this Award Agreement or as required by applicable law after the date of this Award Agreement.

(d)    Authorization to Share Personal Data.  The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge such personal data to the Company if and to the extent appropriate in connection with this Award Agreement or the administration of the Plan.

(e)    No Right to Continued Employment. Nothing in this Award Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(f)    Binding Effect; Benefits.  This Award Agreement shall be binding upon and inure to the benefit of the parties to this Award Agreement and their respective successors and assigns.  Nothing in this Award Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Award Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(g)    Waiver; Amendment.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.  This Award Agreement may not be amended, modified or supplemented, except (i) by a written instrument executed by the Participant and the Company, (ii)  as authorized under the Plan (including under Section 4.3 of the Plan), or (iii) by the Administrator at any time, and from time to time, provided,  however, that the rights of the Participant under this Award Agreement shall not be adversely under this clause (iii) without the Participant's written consent.

(h)    Applicable Law.  This Award Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.  Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Award Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

(i)    Section and Other Headings, etc.  The section and other headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

(j)    Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
Name:
Title:

THE PARTICIPANT:

By:
Name:
Title:

Exhibit A

Acquisition Rules of Engagement

Materiality threshold:

•    Any single acquisition that reflects at least $100M in expected annual revenue during the first 18 months

•    A combination of two or more acquisitions:

•    In the first year of the performance period which cumulatively exceed $50M in annualized revenue shall adjust the PSU goal for expected revenue above $50M

•    In the second year of the performance period which cumulatively exceed $50M in annualized revenue shall adjust the PSU goal for any expected revenue above $50M

•    Total cost of an acquisition under $10M will not be added to the plan but actual revenue and EBITDA will be included

Size of Acquisition	1st Year of Performance	2nd Year of Performance	3rd Year of Performance
≥ $100M in annual revenue	Modify the PSU performance goals to include the pro-forma impact if the acquisition is made in the first 18-months of performance period	Results from acquisitions excluded if the acquisition is made in the second 18-months of the performance period
Two or more acquisitions in fiscal year totaling > $50M in expected annual revenue	Modify the PSU performance goals to include the pro-forma impact above $50M	Modify the PSU performance goals to include the pro-forma impact above $50M	Results from acquisitions excluded
Total cost of acquisition < $10M	Included with no adjustment to the PSU performance goals	Included with no adjustment to the PSU performance goals	Included with no adjustment to the PSU performance goals

Exhibit B

Peer Companies List

ADT
Advanced Disposal
Brightview Holdings
Brink's
Casella Waste Systems
Central Garden & Pet
Chemed
Covanta
FirstService Corp
H&R Block
Rentokil
Rollins
Scotts Miracle-Gro
Service Corp International
Spectrum Brands
Stericycle
UniFirst
WW (Weight Watchers)